Exhibit 99.2

Duluth Holdings Inc. Announces Retirement of CEO Samuel M. Sato

Stephen L. Schlecht to Assume Day-to-Day Leadership

Board of Directors Conducting Search for New CEO

Mount Horeb, WI – March 13, 2025 – Duluth Holdings Inc. (dba, Duluth Trading Company) (“Duluth Trading” or the “Company”) (NASDAQ: DLTH), a lifestyle brand of men’s and women’s workwear, casual wear, outdoor apparel, and accessories, today announced that Samuel M. Sato has informed the Company that he plans to retire as President and Chief Executive Officer and as a Board member, effective April 25, 2025. During the transition period, Stephen L. Schlecht, the Company’s Chairman of the Board, Founder and former Chief Executive Officer, will assume day-to-day leadership of the Company with Mr. Sato’s assistance. The Board is undertaking a search for Mr. Sato’s replacement. The Board of Directors has appointed Mr. Schlecht as Interim Chief Executive Officer, effective April 25, 2025, unless the Board concludes its CEO search before that date.

Mr. Sato commented, “It has been a privilege to serve as President and CEO and member of the Board at Duluth Trading. I am humbled and proud of what our team has accomplished and the progress we have made. Working with such talented and passionate team members has been an honor. I believe the future of Duluth Trading is bright. Finally, I want to sincerely thank Steve Schlecht for his support and partnership over the course of my tenure.”

“On behalf of the Board of Directors, I want to thank Sam for his years of service and dedication and wish him the very best in his upcoming retirement,” said Mr. Schlecht. Mr. Schlecht continued, “I appreciate Sam’s contributions and leadership in advancing the strategic roadmap and strengthening our omni-channel capabilities.”

Mr. Schlecht concluded, “As the founder of Duluth Trading, I have a deep commitment to the ongoing success of our Company. To ensure the continuity of our vision and the execution of our strategy, I am fully invested in reassuming leadership of the Company until such time that a replacement is named. Over the years, I have been actively engaged with our talented senior leadership team, and we are committed to moving forward with no disruption to our business.”

About Duluth Trading

Duluth Trading is a lifestyle brand for the Modern, Self-Reliant American. Based in Mount Horeb, Wisconsin, we offer high quality, solution-based casual wear, workwear and accessories for men and women who lead a hands-on lifestyle and who value a job well-done. We provide our customers an engaging and entertaining experience. Our marketing incorporates humor and storytelling that conveys the uniqueness of our products in a distinctive, fun way, and are available through our content-rich website, catalogs, and “store like no other” retail locations. We are committed to outstanding customer service backed by our “No Bull Guarantee” - if it’s not right, we’ll fix it. Visit our website at http://www.duluthtrading.com.

Investor Contact:

Tom Filandro

ICR, Inc.

(646) 277-1200

DuluthIR@icrinc.com

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